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                                                                 Exhibit (14)(a)

                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-14 (the "Registration Statement") of Putnam International Growth Fund of our report dated August 13, 2001 relating to the financial statements and financial highlights included in the June 30, 2001 Annual Report to the Shareholders of Putnam International Growth Fund, which financial statements and financial highlights are incorporated by reference into such Statement of Additional Information. We also consent to the reference to us under the heading "Independent Accountants and Financial Statements" appearing in the Statement of Additional of Information and Appendix A attached thereto.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 4, 2002